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                                                                   Exhibit 10.15

                          CONSULTING SERVICES AGREEMENT



     THIS AGREEMENT is made this 15th day of July, 2000.

                hereinafter referred to as the "Effective Date".

B E T W E E N:


                          CYBER ISLAND CONSULTING LTD.

                   hereinafter referred to as the "Consultant"


                                      -and-


                         PLAYSTAR WYOMING HOLDINGS CORP.

                     hereinafter referred to as the "Client"



                  WHEREAS both companies have been incorporated pursuant to the laws of the Island of Antigua, and have their head office in the City of St. John's, Antigua;

                  WHEREIN the Client is in the business of operating a Casino on the Island of Antigua, and wherein the Client agrees to retain the services of the Consultant for compensation and whereas the Consultant agrees to provide certain services for such compensation;

                  IN CONSIDERATION of the mutual covenants herein contained (the adequacy of which consideration each of the parties hereto is mutually acknowledged), the parties hereby covenant and agree as follows:

Term and Appointment:

1. The term of this Agreement, is a fixed term of three (3) years commencing on July 15, 2000, and ending on July 14, 2003, whereupon this Agreement shall automatically renew in its entirety, save and except the level of compensation, from year to year thereafter on the anniversary of July 15, unless otherwise terminated pursuant to the terms contained herein. The parties agree that any compensation payable during the renewal period shall be negotiated by the parties, but in any event shall not be less than the compensation level payable as of July 14, 2003, plus the Cost of Living Index.

Duties and Responsibilities of the Consultant:




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1.                The Consultant's duties and responsibilities shall be as
                  follows:

                  (a) to provide the services of a Senior Gaming Consultant to the Client with the responsibility of reporting only to the Chief Executive Officer of the Client to a minimum of four (4) times per year;

                  (b) to manage the day to day affairs of the Client in Antigua;

                  (c) to receive the reporting from all personnel, servants, agents, and officers in the employ of the Client based in Antigua;

                  (d) to be the sole authorizing voice for all corporate affairs of the Client in dealing with the public.

Compensation:


1. In return for the Consultant providing the services as set out in paragraph 2 above, the Client agrees to compensate the Consultant during the fixed term and the Consultant agrees to accept such compensation during the fixed term for its services on the following basis:


                  (a) a monthly fee shall be paid by the Client to the Consultant in the amount of Five Thousand Five Hundred Dollars ($5,500.00)US per month, for the period commencing July 15, 2000, and ending on January 14, 2001, the first payment due and payable on the 15th day of August 2000, and on the 15th day of each month thereafter, except for the last payment which will be due on January 14, 2001;

                  (b) a monthly fee shall be paid by the Client to the Consultant in the amount of Six Thousand Five Hundred Dollars ($6,500.00)US per month, for the period commencing January 15, 2001, and ending on July 14, 2001, the first payment due and payable on the 15th day of February 2000, and on the 15th day of each month thereafter, except for the last payment which will be due on July 14, 2001;

                  (c) a monthly fee shall be paid by the Client to the Consultant in the amount of Nine Thousand Dollars ($9,000.00)US per month, for the period commencing July 15, 2001, and ending on January 14, 2002, the first payment due and payable on the 15th day of August 2001, and on the 15th day of each month thereafter, except for the last payment which will be due on January 14, 2002;

                  (d) a monthly fee shall be paid by the Client to the Consultant in the amount of Twelve Thousand Dollars ($12,000.00)US per month, for the period commencing January 15, 2002, and ending on July 14, 2002, the first payment due and payable on the 15th day of February 2002, and on the 15th day of each month thereafter,





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                       except for the last payment which will be due on July 14,
                       2002;

                  (e) a monthly fee shall be paid by the Client to the Consultant in the amount of Fifteen Thousand Dollars ($15,000.00)US per month, for the period commencing July 15, 2002, and ending on July 14, 2003, the first payment due and payable on the 15th day of August 2002, and on the 15th day of each month thereafter, except for the last payment which will be due on January 14, 2003;

                  (fj) After July 14, 2003, the fees to be paid shall be subject to mutual agreement between the parties, but in any event shall not be less than the compensation level payable as of July 14, 2003, plus the Cost of Living Index.

                  (g) a car allowance of Three Hundred Dollars ($300.00)US per month, the first payment due and payable on the 15th day of August 2000, and on the 15th day of each month thereafter, which will continue throughout the fixed term of this Agreement, and is thereafter subject to mutual agreement between the parties, but in any event shall not be less than the compensation level payable as of July 14, 2003;

                  (h) the sum of One Thousand Dollars ($1,000.00)US per month, as a contribution towards rental of office space for the Consultant, the first payment due and payable on the 15th day of August 2000, and on the 15th day of each month thereafter, which will continue throughout the term of this Agreement, and is thereafter subject to mutual agreement between the parties, but in any event shall not be less than the compensation level payable as of July 14, 2003.

Conditions:

                  The term of the Agreement is conditional upon the Client, under the services of the Consultant, generating a minimum of Four Hundred Thousand Dollars ($400,000.00)US, in gross profit from all revenues derived from all sources at the completion of the first year of this Agreement.

1. If the Client, under the services of the Consultant, meets the foregoing criteria as specified in paragraph 4 above, then the Agreement shall be automatically extended for the remainder of the term and can not be terminated by the Client.

1. In addition, if the Client, under the services of the Consultant, meets the foregoing criteria as specified in paragraph 4, then the Consultant shall receive a non-discretionary performance bonus consisting of 250,000 unrestricted free-trading shares of the capital stock of the Client, issued for each ($250,000.00 US) of net revenue win by Playstar, up to a maximum of four (4) million shares. Each of the 250,000 shares shall be issued simultaneously as each threshold level of net revenue win is achieved by the Client.

1. In the event that the Client, under the services of the Consultant, does not meet the foregoing criteria specified in paragraph 4 above, then the Client may, at its'





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                  sole discretion, terminate this Agreement and declare it at an end at the conclusion of the first year of the Agreement, or the Client may, at its' sole option, extend the Agreement upon terms to be mutually agreed upon.

1. For the purposes of this Agreement "Net Revenue Win" is defined as:

                  (a) the amount deposited in wagers by customers, less the
                      amount withdrawn in wager winnings by customers, plus

                  (b) the gross revenue received from licensing portal and
                      affiliate programs.

                  (c) the term "Net Revenue Win" is a "gross" term, which makes no allowance for deductions for expenses or otherwise.

Confidentiality Clause:

1. The parties agree that they will hold all information confidential regarding this transaction. Information and data made available to the parties in relation to the business operations, capitalization, prospects, and affairs of the Consultant and/or the Client, and/or its principals, will be held in strict confidence by both parties.

Additional Provisions:

1. The parties hereby acknowledges receipt of a copy of this duly executed Agreement by the other.

1. This Agreement and any rights or obligations hereunder are not assignable by any party, without the express written consent of the other.

1. This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

1. This Agreement supercedes all other agreements or contracts entered hereto.

1. This Agreement is exclusive between the parties. The Client herein agrees that the Consultant is its exclusive consultant and that while this Agreement is in existence, valid and binding between the parties, that at no time shall it enter into any Agreement for similar services with any other party.


Signing Incentive:

1. Upon signing this Agreement the Consultant, as a signing bonus, shall receive one (1) million unrestricted free-trading common shares of the Client, to be issued by the Client upon execution of this Agreement. Such entitlement to the aforesaid shares shall vest immediately upon execution of this Agreement and is irrevocable by the Client at any time thereafter. Such shares are to be delivered to the Consultant within 30 days from the date of execution herein.

Representations and Warranties:



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1.                The parties each acknowledge, represents and warrants, one to the other that:

                  (a) Binding Obligations - this Agreement to which each is a party constitutes a legal, valid and binding obligation of each and is enforceable against each in accordance with their respective terms;

                  (b) Approvals and Consents - none of the parties to this Agreement requires any approval or consent of any governmental authority or agency having jurisdiction (except such as have already been obtained) or is in conflict with any other party with respect to the entering into of this Agreement;

Dispute Resolution:


1. The parties to this Agreement hereby consent to resolving any disputes concerning the application and interpretation of this Agreement to binding Arbitration, wherein an arbitrator shall be selected within thirty (30) days of the day that a party elects to invoke this provision, and the hearing shall take place with thirty (30) days from the date of appointment of the arbitrator, and each party shall bear his own costs.

Governing Jurisdiction:

1. The parties agree that they attorn to the laws of the Island of Antigua.

Notices:

1. Any notice, demand or other communication required or permitted to be given to any party to this Agreement shall be in writing and shall be personally delivered, sent by registered mail, postage prepaid, or sent by telex, telecopier, e-mail or similar method of communication, addressed as follows:



                  To the Consultant:




                  To the Client:





                  Either party may from time to time change its address by written notice to the other party given in accordance with the provisions of this paragraph. Any notice, demand or other communication given by (i) personal delivery shall be deemed to have been received on the date of actual delivery, (ii) by registered mail shall






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                  be deemed to have been received on the fifth Business Day
                  following deposit thereof in the mail and (iii) by telex, telecopier, e-mail or similar method of communication shall be deemed to have been received on the first Business Day following the date of transmission thereof.

Severability:

20. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Miscellaneous:

21. In the event that any action to be taken under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

21. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with its subject matter except as specifically set forth in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties.

21. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders.

21. The division of this Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

21. References to a specified paragraph or subparagraph shall be construed as references to that specified paragraph or subparagraph only, unless the context otherwise requires.

21. The representations and warranties contained shall survive the execution and delivery of this Agreement.

21. This Agreement may be executed in counterparts and by facsimile transmission and any such execution shall be valid and binding as if an original copy of same.

22. The parties herein each acknowledge that they have read this Agreement in its entirety, have either sought independent legal advice or waive such right to seek independent legal advice, are of an age of majority and not under any disability and capable of understanding its contents, and are prepared to be bound by its contents.




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                  IN WITNESS WHEREOF this Agreement has been executed, signed, and sealed, by the parties hereto.





Date:                               Per:     /s/  Richard Levenstein
                                          --------------------------------------
                                             Cyber Island Consulting Ltd.




Date:                               Per:      /s/  Glynn Grummett
                                           -------------------------------------
                                             Playstar Wyoming Holdings Corp.